Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is dated as of June 29, 2015, by and between Willis Group Holdings Public Limited Company (including its successors, the “Company”) and Dominic Casserley (“Executive”).

WHEREAS, Executive currently serves as the Chief Executive Officer of the Company pursuant to the terms of an employment agreement dated October 12, 2012 (the “Original Agreement”);

WHEREAS, the Company intends to enter into a business combination transaction with Towers Watson & Co. (the “Merger”) pursuant to the terms of an Agreement and Plan of Merger to be entered into among the Company, Citadel Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company, and Towers Watson & Co., a Delaware corporation (the “Merger Agreement”), as approved by the Board of Directors of the Company;

WHEREAS, the Company and Executive desire to amend and restate the Original Agreement setting forth the terms and conditions of Executive’s employment with the Company, effective as of the closing date under the Merger Agreement (the “Closing Date”), pursuant to which Executive shall serve as President and Deputy Chief Executive Officer of the Company during the Term (as defined below);

WHEREAS, Executive has agreed, subject to, among other things, the preservation of the severance entitlements under the Original Agreement, to defer exercise in the manner set forth below of the right to terminate his employment for “Good Reason” under the Original Agreement in connection with the anticipated change in his position with the Company upon the Closing Date;

WHEREAS, in the event that the Merger does not occur and the Merger Agreement is terminated pursuant to its terms, this Agreement shall be null and void and the Original Agreement shall remain in effect pursuant to its terms; and

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows, subject to and conditioned upon the occurrence of the Closing Date:

1. Term of Agreement.

(a) Term. This Agreement shall be effective as of, and conditioned upon the occurrence of, the Closing Date under the Merger Agreement (the “Effective Date”). Upon the Effective Date, this Agreement shall supersede the Original Agreement, as provided in Section 7(a) below. Prior to the Effective Date, the Original Agreement shall remain in full force and effect (including with renewal of the Term through the end of 2016, if the Closing Date does not occur in 2015) and shall continue in effect if the Closing Date does not occur. Unless terminated earlier pursuant to Section 3 below or extended or amended by mutual agreement of the parties, Executive’s employment under this Agreement shall continue until December 31, 2016 (the “Expiration Date,” and such period, the “Term”).

2. Employment, Compensation, and Benefits. During the Term, the Company agrees to employ Executive and to provide or cause one of its subsidiaries to provide the remuneration and benefits described below.

(a) Title and Duties.

(i) During the Term, Executive shall be a member of the office of the Chief Executive Officer of the Company and shall be employed as the President and Deputy Chief Executive Officer of the Company, and upon the Effective Date, shall be appointed to serve as a member of the Company’s Board of Directors (the “Board”) without additional compensation and as a member of the Executive Committee (or equivalent committee) of the Board, if one is established. During the Term, Executive shall also be a member of the Company’s Group Operating Committee or any equivalent, successor or replacement committee(s) thereto.

(ii) Executive shall have during the Term the appropriate duties, responsibilities and authority attendant to the position of President and Deputy Chief Executive Officer of the Company and any other duties commensurate with such position that may be reasonably agreed with the Company’s Chief Executive Officer (the “CEO”) or assigned to him by the Board. During the Term, Executive and the CEO shall coordinate regularly. During the Term, Executive shall report jointly to the CEO and the Board and, in the event of any conflict in the joint reporting obligations to the CEO and the Board, the instructions of the Board shall control.

(iii) Executive’s principal place of employment shall be New York, New York. Executive acknowledges and agrees that he shall be regularly required to travel in connection with the performance of his duties hereunder. During the Term, the Company will continue to provide Executive with an office in New York and in London commensurate with the offices provided to him at such locations prior to the Effective Date and with the dedicated support of his current administrative assistant (for so long as she shall elect to remain employed by the Company) and with clerical and administrative support commensurate with the support provided to him prior to the Effective Date.

(iv) During the Term, Executive agrees to devote all of his business attention and time to the business and affairs of the Company and to use Executive’s reasonable best efforts to perform such responsibilities. During the Term, it shall not be a violation of this Agreement for Executive to (A) serve on up to three for-profit boards or committees, as long as such service will not result in a breach of the provisions of Sections 6(a) and 6(b), (B) serve on civic or charitable boards or committees, and (C) manage personal matters and investments; provided that Executive determines reasonably and in good faith that such activities do not, individually or in the aggregate, materially interfere with the performance of Executive’s duties and responsibilities with respect to the Company.

(v) As part of Executive’s duties, it is contemplated that Executive will attend (A) the Monte Carlo Rendezvous meeting to represent senior management, (B) the World Economic Forum at Davos as a full delegate; (C) the WSJ Chairman Council events; (D) the WCMA Jackson Hole client conference; and (E) other key conferences that the CEO cannot attend or where Executive and the CEO should attend together.

(b) Remuneration.

(i) Base Salary. Executive’s base salary (“Base Salary”) during the Term shall be at the rate of one million dollars ($1,000,000) per annum, payable in accordance with normal payroll practices and no less frequently than on a monthly basis. The amount of Executive’s Base Salary shall be reviewed annually and may, at the discretion of the Board, be adjusted (but never below the then Base Salary). Any such increased amount shall constitute Base Salary hereunder.

(ii) Annual Incentive Plan Awards. So long as Executive remains employed hereunder, Executive shall be eligible for an annual incentive plan award (“Annual Bonus”) for each fiscal year during the Term pursuant to the Company’s annual incentive plan applicable to its executive officers with a target payment equal to 225% of Base Salary (based on the annual rate in effect at the start of such fiscal year) (“Target Annual Bonus”) and a maximum payment equal to 400% of Base Salary (based on the annual rate in effect at the start of such fiscal year), in each case subject to such performance targets as solely established by the Board (or the Compensation Committee of the Board (the “Compensation Committee”)). Executive shall be eligible for a reduced award for below target performance if threshold performance targets as are established by the Board or Compensation Committee are achieved in accordance with a performance grid established in advance by the Board or the Compensation Committee. Any payout under an Annual Bonus shall be calculated solely by the Board or the Compensation Committee and shall be payable in cash and shall be paid no later than the one hundred and twentieth (120th) day of the fiscal year following the fiscal year for which the Annual Bonus is measured and, to the extent paid in cash, shall be subject to the repayment obligations of the Company’s cash retention awards policy, if any, applicable to annual incentive awards payable to its officers generally.

(c) Benefits.

(i) Except as otherwise provided herein, the Company shall during the Term provide Executive with those employee benefits to which similarly situated, full-time senior management employees of the Company are generally entitled under the applicable benefit plans, programs or policies as in effect from time to time (each, a “Benefit Plan”), other than any severance pay or benefit plans, programs or policies, in each case subject to and in accordance with the terms of such Benefit Plans, as amended from time to time. In addition, during the Term, Executive shall be provided at his principal place of employment with a car and driver commensurate with his status as Deputy Chief Executive Officer and shall be eligible for the use of private aircraft owned or leased by the Company for business travel in accordance with the Company’s policy in effect from time to time. During the Term, the Company will (A) continue to pay Executive’s tax preparation costs in connection with his move from the U.K. to the U.S., (B) continue to provide at its expense the necessary immigration support for the U.S. residency of Executive (including, without limitation, continued work on his visa, and support for eventual Green Card) and (C) continue to pay the “London-stay” reimbursement rate in effect prior to the Effective Date.

(ii) During the Term, Executive shall be entitled to vacation time and holidays as are provided generally to similarly situated executive employees of the Company but shall, in any event, be entitled to no less than four (4) weeks of vacation per year. Unless the Board or the Compensation Committee agrees otherwise, any unused vacation days at the end of any particular year shall not be cashed out and may not be carried over to a subsequent year.

(d) Reimbursement for Expenses. The Company or one of its subsidiaries shall reimburse Executive for all reasonable business expenses (including airfare, hotel and meals during business travel) incurred by Executive in performing Executive’s duties for the Company during the Term, in accordance with the business expense reimbursement policies of the Company as in effect from time to time and consistent with Executive’s position and the business practices of the Company in effect prior to the Effective Date.

(e) Indemnification. The Company shall provide Executive with Directors and Officers errors and omissions insurance coverage on terms no less favorable than the coverage provided to other directors and executive officers of the Company and its subsidiaries. The Company shall and shall cause its subsidiaries to indemnify and defend Executive, to the fullest extent permitted by applicable law and by its Articles of Association and/or Incorporation and by-laws or the applicable equivalent governing documents with respect to any and all claims which arise from or relate to Executive’s duties as an officer, member of the Board (and any other board of directors (or equivalent governing entity) of any of their affiliates), employee of the Company, and duties performed in connection with the offices of the Company and its subsidiaries held by Executive, or as a fiduciary of any employee benefit plan or a similar capacity with any other entity for which Executive is performing services at the Company’s request. The obligations of the Company under this Section 2(e) shall continue following the expiration of the Term through the end of the applicable statute of limitations periods and shall not be released by Executive in connection with the release delivered in accordance with Section 3(g).

(f) Equity Grants and Participation. With respect to the 2016 fiscal year, Executive shall be awarded (to the extent not previously awarded under the Original Agreement) a grant of equity-based awards having an aggregate Grant Date Value equal to 525% of Base Salary (at the annual rate in effect at the start of such fiscal year). Such awards shall be granted during such fiscal year at the same time in the same manner and upon the same terms and conditions as annual long term equity incentive awards are provided generally to executive officers of the Company and, except as modified herein, shall be subject to the terms and conditions set forth in the applicable award agreements. Except as provided below, the “Grant Date Value” of any restricted stock units or other full-value awards granted to Executive shall be measured by the closing price for a share of common stock of the Company on the business day immediately preceding the grant date and the Grant Date Value of any options granted to Executive shall be measured using the Black-Scholes value of such options as of the grant date using assumptions and methods that are consistent in all material respects with the assumptions used to disclose option grants in the Company’s proxy statement for the fiscal year to which such grants relate. If such awards are subject to performance vesting criteria, such performance vesting criteria shall be the same criteria established for executive officers generally by the Board (or the Compensation Committee).

(g) Relocation. Executive shall be entitled to reimbursement of all reasonable costs incurred in relocating himself and his family and their possessions, upon his termination or resignation of employment for any reason, other than a termination by the Company for Cause, from the New York metropolitan area to the London, England metropolitan area at any time during the twelve (12) month period following the date of such termination or resignation, in each case, in accordance with the relocation policies in effect from time to time for executives of the Company generally.

3. Termination of Employment; Effect of Certain Terminations and Resignations.

(a) Termination.

(i) General. Executive’s employment under this Agreement shall terminate on the earlier to occur of (i) the Expiration Date, (ii) Executive’s death or Disability (as defined below), (iii) the date upon which Executive’s employment is terminated by Executive without Good Reason (as defined below) by at least ninety (90) days prior written notice to the Company or (iv) the date upon which Executive’s employment is terminated by the Company for Cause (as defined below) or without Cause, or by Executive for Good Reason by at least thirty (30) days prior written notice to the other party. Any notice of termination by the Company for Cause or by Executive for Good Reason shall describe the events or circumstances alleged to constitute Cause or Good Reason, as the case may be, and the other party shall have a reasonable opportunity to cure such events or circumstances (if reasonably curable) to the reasonable satisfaction of the party giving the notice during such notice period. No purported termination of Executive’s employment for Cause shall be effective unless and until Executive (and his designated adviser) have had an opportunity to meet with the Board to discuss the basis for the proposed Cause termination after having received the written notice set forth in the definition of “Cause” describing the particular events or circumstances that the Board believes constitute a basis for a termination for Cause and to present relevant evidence to the Board related to the specified events or circumstances. A termination by the Company with or without Cause shall be deemed a termination of employment and services by the Company and its affiliates, including services as a member of any board of directors or other governing body of the Company or any of its subsidiaries. The Company shall not be required to provide Executive with work at any time after notice of termination or resignation is given by either the Company or Executive, and the Company may in its sole discretion require Executive to remain away from the business locations of the Company and its affiliates and/or withdraw any authorities invested in Executive (it being understood that no such action by the Company shall be deemed to accelerate the termination or resignation date for purposes of determining Executive’s rights to compensation and benefits under this Agreement). Any action to terminate the employment of Executive by the Company shall only be made by the Board.

(ii) Resignation from Directorships. The termination of Executive’s employment for any reason under this Agreement shall constitute Executive’s resignation from any director position on the Board or on the board of directors of any affiliates of the Company, and Executive agrees that this Agreement shall serve as written notice of resignation in such circumstance.

(b) Death; Disability; Termination Upon the Expiration Date or Thereafter, Termination without Cause by the Company or Resignation with Good Reason by Executive. Upon the earliest to occur of (w) the termination of Executive’s employment with the Company due to his death or Disability, (x) the Company’s termination of Executive’s employment without Cause, (y) Executive’s resignation from the Company for Good Reason and (z) any termination or resignation of employment (other than by the Company for Cause) concurrent with or immediately following the Expiration Date, Executive shall be entitled to the following:

(i) Executive’s Accrued Amounts;

(ii) Payment of an amount equal to two (2) times Executive’s Base Salary, payable in a lump sum in cash on the first business day on or after the sixtieth (60th) day following the termination date;

(iii) Payment of an amount equal to two (2) times Executive’s Target Annual Bonus, payable in a lump sum in cash on the first business day on or after the sixtieth (60th) day following the termination date;

(iv)(A) for a termination of employment occurring on or before December 31, 2015, payment of a pro-rated Annual Bonus for the fiscal year of such termination equal to the Annual Bonus Executive is entitled to based on actual performance for such year (without regard to Executive’s termination), multiplied by a fraction, the numerator of which is the number of days in the fiscal year of Executive’s termination prior to the termination date, and the denominator of which is 365, or (B) for a termination of employment occurring after December 31, 2015, payment of a full Target Annual Bonus (or if greater, Annual Bonus based on actual performance) for the fiscal year of such termination, payable in a lump sum in cash on the first business day on or after the sixtieth (60th) day following the termination date;

(v) Continued participation for Executive and his spouse and then covered dependents in the applicable group medical plan of the Company, if any, in which Executive and his eligible spouse and dependents participate as of the date of termination in accordance with the terms of such plan in effect from time to time for executive officers of the Company generally and so long as such continued participation is permissible under applicable law and does not result in any penalty or additional tax (other than taxes applicable to the payment of wages) upon Executive or the Company or, in lieu of such continued coverage and solely in order to avoid any such penalty or additional tax, monthly payments equal to the excess of the COBRA rate (or equivalent rate) under such group medical plan over the amount payable generally by executive officers of the Company, in each case until the earlier of (A) eighteen (18) months following the termination date or (B) the date that Executive (or any eligible spouse or dependent but only as to the eligibility of such spouse or dependent) obtains new employment that offers group medical coverage;

(vi) All service-based vesting requirements in respect of all unvested and outstanding stock options, restricted stock units, performance share, and other equity incentive awards as of Executive’s termination date shall be waived as of the day immediately preceding such termination date and all performance goals applicable to such awards shall be deemed met at the greater of actual or target levels;

(vii) Each stock option granted to Executive which is vested (or deemed vested in accordance with this Section 3(b)) on Executive’s termination date will remain exercisable until the earlier of (A) three (3) years following the date of Executive’s termination or resignation of employment (or, if later, the post-termination date specified in the option) and (B) the normal expiration date of such stock option that would have applied if Executive’s employment with the Company had continued; and

(viii) The employment or service requirements of any retention policy applicable to any Annual Bonus or any other compensation previously paid or payable in cash or otherwise shall cease to apply.

(c) Termination with Cause by the Company or Resignation without Good Reason by Executive. If at any time during the Term, the Company terminates Executive with Cause or Executive terminates his employment with the Company without Good Reason (other than concurrent with or immediately following the Expiration Date as provided in Section 3), Executive shall only be entitled to his Accrued Amounts.

(d) No Mitigation; No Offset. The amounts due under Section 3(b) shall be paid without any obligation of mitigation or offset for future earnings or other amounts. Executive shall not be eligible for any amounts of a similar nature that would be payable to Executive pursuant to other severance plans of the Company or its affiliates.

(e) Definitions. For purposes of this Agreement, the capitalized terms used above shall have the following meanings:

(i) “Accrued Amounts” shall mean (A) all accrued but unpaid Base Salary, (B) any Annual Bonus due as a result of actual performance but unpaid for any completed fiscal year, to be paid in the calendar year of such termination when annual incentive awards are paid to other senior level executives in respect to such fiscal year, (C) reimbursement for any and all business expenses incurred prior to the termination date, payable in accordance with and subject to the terms of the Company’s reimbursement policy and (D) any other vested benefits under employee benefit plans in which Executive participates that are required to be provided to Executive pursuant to the terms thereof or applicable law.

(ii) “Cause” shall mean (A) Executive’s indictment for, conviction of or plea of no contest or guilty to, a misdemeanor involving sexual misconduct or to a felony under U.S. federal or state law, or equivalent crime under the laws of the United Kingdom, (B) drug addiction or habitual intoxication that adversely effects Executive’s job performance or the reputation or best interests of the Company or its affiliates; or (C) commission of fraud, embezzlement, misappropriation of funds, willful breach of fiduciary duty or willfully engaging in a material act of dishonesty against the Company or its affiliates. For purposes of this definition, an act (or omission) shall not be deemed “willful” if, in the good faith and reasonable belief of Executive, such act (or omission) was in the best interests of the Company (or any of its affiliates).

(iii) “Good Reason” shall mean Executive terminates his employment as a result of any of the following at any time during the Term: (A) any adverse change in Executive’s title such that Executive is not President and Deputy Chief Executive Officer or Executive ceasing for any reason to report jointly to the CEO and the Board, (B) the failure to pay Executive, or to make a timely grant of, any material amount of compensation or any material benefit contemplated by this Agreement, (C) any material adverse change in his duties, responsibilities or authority, or the assignment to him of any duties materially inconsistent with his position as President and Deputy Chief Executive Officer of the Company, without Executive’s prior written consent, (D) the failure to appoint Executive to the Board as of the Effective Date, or the failure during the Term to nominate Executive and submit him to shareholders of the Company as a candidate for election or re-election to the Board (or, while Executive is a member of the Board, the failure to appoint him to the Executive Committee (or equivalent committee) of the Board, if one is established), (E) any relocation of his principal office to a location other than the New York, New York, or London, England, metropolitan areas without Executive’s prior written consent, or (F) any material breach of this Agreement by the Company; provided, that in all cases Executive must provide written notice pursuant to Section 7(c) below within ninety (90) days following the date Executive has actual knowledge of such action or breach constituting Good Reason; provided further, that, in all cases, the Company shall have thirty (30) days following receipt of such notice to resolve or cure such action or breach (retroactively with respect to any monetary matter) constituting Good Reason to the extent such action or breach is susceptible to cure.

(f) Definition of Disability. The Company may terminate Executive’s employment as a result of a “Disability” if Executive, as a result of mental or physical incapacity, has been unable to perform his material duties for six (6) consecutive months (or 180 days in any 360-day period). Such termination shall be only permitted while Executive is still so disabled and shall be effective on thirty (30) days prior written notice to Executive, provided that such termination shall not be effective if Executive returns to full time performance of his material duties within such thirty (30) day period and continues in such full time capacity (which full time status shall continue for six (6) consecutive months thereafter). For the avoidance of doubt, in the event that Executive does return to full-time performance but does not continue in such full-time capacity for six (6) consecutive months thereafter, the termination shall be deemed effective on the date that Executive fails to continue in such full-time capacity.

(g) Release of Claims. The Company shall not be required to make the payments and provide the benefits specified in Section 3(b), other than the Accrued Amounts, unless Executive has executed and delivered to the Company a fully enforceable and irremovable release of claims in substantially the form attached hereto as Exhibit A within fifty-two (52) days following the termination date, under which Executive releases the members of the Company, their affiliates and their respective officers, directors and employees from all liability (other than the payments and benefits under this Agreement, indemnification rights and any other exceptions set forth in the attached form of release). Any payments or benefits specified in Sections 3(b), other than the Accrued Amounts, payable during such sixty (60) day period shall be withheld and shall be paid to Executive on the first payroll date following on or after the sixtieth (60th) day following Executive’s termination of employment. In the event the release is not executed and delivered to the Company in accordance with this Section 3(g), the payments and benefits specified in Section 3(b), other than the Accrued Amounts, shall be forfeited.

(h) The definitions of Cause and Good Reason provided in this Section 3 shall apply for purposes of any plan, agreement or arrangement that use any such term or similar terms.

4. Excise Tax. Notwithstanding any other provision to the contrary in this Agreement, in any other agreement between Executive and the Company or any of its affiliates, or in any plan maintained by the Company or any of its affiliates, if there is a Section 280G Change in Control (as defined in Section 4(e)(i) below), the provisions set forth below shall apply:

(a) Except as otherwise provided in Section 4(b) below, if it is determined in accordance with Section 4(d) below that any portion of the Payments (as defined in Section 4(e)(ii) below) that otherwise would be paid or provided to Executive or for his benefit in connection with the 280G Change in Control would be subject to the excise tax imposed under section 4999 of the Code (“Excise Tax”), then such Payments shall be reduced by the smallest amount necessary in order for no portion of Executive’s total Payments to be subject to the Excise Tax.

(b) No reduction in any of Executive’s Payments shall be made pursuant to Section 4(a) above if the After Tax Amount of the Payments payable to him without such reduction would exceed the After Tax Amount of the reduced Payments payable to him in accordance with Section 4(a) above. For purposes of the foregoing, (i) the “After Tax Amount” of Executive’s Payments, as computed with, and as computed without, the reduction provided for under Section 4(a), shall mean the amount of the Payments, as so computed, that Executive would retain after payment of all taxes (including, without limitation, any federal, state or local income taxes, the Excise Tax or other excise taxes, any employment, social security or Medicare taxes, and any other taxes) imposed with respect to such Payments in the year or years in which payable; and (ii) the amount of such taxes shall be computed at the rates in effect under the applicable tax laws in the year in which the 280G Change in Control occurs, or if then ascertainable, the rates in effect in any later year in which any Payment is expected to be paid following the 280G Change in Control, and in the case of any income taxes, by using the maximum combined federal, state and (if applicable) local income tax rates then in effect under such laws.

(c) Any reduction in Executive’s Payments required to be made pursuant to Section 4(a) above (the “Required Reduction”) shall be made as follows:

(i) first, any option awards that, at the time of the 280G Change in Control have an exercise price that is greater than the fair market value of a share of Company common stock and that vest solely based on Executive’s continued service with the Company, and that pursuant to paragraph (c) of Treas. Reg. §1.280G-1, Q/A 24 are treated as contingent on the 280G Change in Control because they become vested as a result of the 280G Change in Control, shall be reduced, by canceling the acceleration of their vesting;

(ii) second, any outstanding performance-based cash or equity incentive awards the performance goals for which had not been attained prior to the occurrence of the 280G Change in Control, to the extent such awards are treated as Payments as defined in Section 4(d)(ii) below, shall be reduced;

(iii) third, any severance payments or benefits, or any other Payments the full amounts of which are treated as contingent on the 280G Change in Control pursuant to paragraph (a) of Treas. Reg. §1.280G-1, Q/A 24 shall be reduced; and

(iv) fourth, any cash or equity awards, or nonqualified deferred compensation amounts, that vest solely based on Executive’s continued service with the Company, and that pursuant to paragraph (c) of Treas. Reg. §1.280G-1, Q/A 24 are treated as contingent on the 280G Change in Control because they become vested as a result of the 280G Change in Control, shall be reduced, by canceling the acceleration of their vesting.

In each case, the amounts of the Payments shall be reduced in the inverse order of their originally scheduled dates of payment or vesting, as applicable, and shall be so reduced only to the extent necessary to achieve the Required Reduction.

(d) A determination as to whether any reduction in Executive’s Payments is required pursuant to Section 4(a) above, and if so, as to which Payments are to be reduced and the amount of the reduction to be made to any such Payments, shall be made by no later than thirty (30) days prior to the closing of the transaction or the occurrence of the event that constitutes the 280G Change in Control, or as soon thereafter as administratively practicable. Such determinations, and the assumptions to be utilized in arriving at such determinations, shall be made by the Company’s independent auditor or, if such auditor is not permitted to provide such advice, by a nationally recognized public accounting firm reasonably selected by the Board with the consent of Executive, which consent shall not be unreasonably withheld or delayed (“Auditor”). The Auditor shall provide a written report of its determinations hereunder, including detailed supporting calculations, both to Executive and to the Company. The fees and expenses of the Auditor shall be paid entirely by the Company and the determinations made by Auditor hereunder shall be binding upon Executive and the Company.

(e) For purposes of the foregoing, the following terms shall have the following meanings:

(i) “280G Change in Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company, as determined in accordance with section 280G(b)(2) of the Code and the regulations issued thereunder (including, for the avoidance of doubt, the Merger, if it shall satisfy the foregoing definition).

(ii) “Payments” shall mean any payments or benefits in the nature of compensation that are to be paid or provided to Executive or for his benefit in connection with a 280G Change in Control (whether under this Agreement or otherwise, including by the entity, or by any affiliate of the entity, whose acquisition of the stock of the Company or its assets constitutes the Change in Control) if Executive is a “disqualified individual” (as defined in section 280G(c) of the Code) at the time of the 280G Change in Control, to the extent that such payments or benefits are “contingent” on the 280G Change in Control within the meaning of section 280G(b)(2)(A)(i) of the Code and the regulations issued thereunder.

5. Ownership of Business. All business activity participated in by Executive as an employee of the Company, and Executive’s execution of his duties and responsibilities to the Company and their related entities as set forth in Section 2(a) above (the “Business Activity”) shall be conducted solely on behalf of the Company. Executive shall have no right to share in any commission or fee resulting from such Business Activity, other than the compensation and benefits referred to in this Agreement, and any monies due to any member of the Company or their related entities as a result of Business Activity, which may be collected by Executive on behalf of the Company or their related entities, shall be promptly paid over to of the Company or their related entities, as applicable.

6. Confidential Information; Noncompetition and Nonsolicitation. In consideration of the Company entering into this Agreement with Executive, Executive hereby:

(a) acknowledges that the continued success of the Company depends upon the use and protection of proprietary information. Executive further acknowledges that the proprietary information obtained by him during the course of his employment with the Company and its affiliates concerning the business or affairs of the Company and its affiliates is the property of the Company or its affiliates, as applicable (“Confidential Information”). Therefore, Executive agrees that during the Term and thereafter he will not directly or indirectly disclose to any unauthorized person or use for his own account any Confidential Information, whether or not such information is developed by him, without the Board’s written consent, unless and to the extent that the information (i) is disclosed by Executive in the good faith performance of his duties hereunder, (ii) becomes generally known to the public other than as a result of Executive’s acts or omissions to act in violation of this Section 6 or (iii) is required to be disclosed pursuant to applicable law or court order. Executive shall deliver to the Company and its affiliates upon his termination of employment all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to the Confidential Information or the business of the Company and its affiliates; provided, that, Executive may keep his address book and similar personal property. Notwithstanding anything herein to the contrary, nothing in this Agreement shall (A) prohibit Executive from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (B) require notification or prior approval by the Company of any reporting described in clause (A);

(b) agrees that while he is employed by the Company and for a period of two (2) years following termination of Executive’s employment with the Company, Executive shall not on behalf of an entity, directly or indirectly solicit, accept, or perform, other than on behalf of the Company or a Company subsidiary, insurance brokerage, insurance agency, risk management, claims administration, consulting or other business performed by the Company from or with respect to (i) clients of the Company or a Company subsidiary with whom Executive had business contact or provided services to, either alone or with others, while employed by the

Company and, further provided, such clients were clients of the Company or a Company subsidiary either on the date of termination of Executive’s employment with the Company or within twelve (12) months prior to such termination and (ii) active prospective clients of the Company or a Company subsidiary with whom Executive had substantial business contacts regarding the business of the Company or a Company subsidiary within six (6) months prior to termination of Executive’s employment with the Company;

(c) agrees that while Executive is employed by the Company and for a period of two (2) years following termination of Executive’s employment with the Company, Executive shall not directly or indirectly, other than in performing his duties for the Company or a Company subsidiary, (i) solicit any employee of the Company or a Company subsidiary to work for Executive or any third party, including any competitor (whether an individual or a competing company) of the Company or a Company subsidiary or (ii) induce any such employee of the Company or a Company subsidiary to leave the employ of the Company or a Company subsidiary, provided the foregoing shall not apply to (A) Executive’s personal assistants and personal non-executive staff, shall not be violated by general advertising not specifically targeted at Company or Company subsidiary employees and shall not prevent Executive from serving as a reference for any given individual or (B) general employment advertisements or broad-based employment solicitations by any entity with whom Executive is then associated as long as they are not specifically targeted at the employees that Executive is prohibited from soliciting directly under this Section 6(c);

(d) agrees that while Executive is employed by the Company and for a period of two (2) years following termination of Executive’s employment with the Company, Executive shall not be directly or indirectly involved as an owner, officer, director, employee, contractor, advisor or agent of any business to the extent any such business offers, sells, distributes, develops or is otherwise involved in any product or service that is competitive with any Company or Company subsidiary products or services (whether existing or planned for the future) (a “Competitor”). Because the business of the Company and its subsidiaries competes on a global basis, Executive understands and acknowledges that his obligations hereunder shall apply anywhere in the world. Notwithstanding the foregoing provisions of this Section 6, it shall not be a violation of this Agreement for: (A) Executive to have beneficial ownership of less than 1% of the outstanding amount of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on a national securities exchange or quoted on an inter-dealer quotation system or an indirect interest in any equity securities held in any investment company or fund over which Executive does not exercise investment authority or control; or (B) following termination or resignation of Executive’s employment with the Company, for Executive to engage in, or become associated in any capacity with, a business or entity that provides consulting, banking, investment banking, asset management or fund formation and management advice and services to third parties, as long as Executive does not use or disclose any Confidential Information and Executive does not during the Restricted Period directly provide such advice and services to a Competitor;

(e) agrees that he shall not at any time during the Term or thereafter, directly or indirectly, orally, in writing or through any medium including, but not limited to, the press or other media, computer networks or bulletin boards, or any other form of communication, Disparage the Company, its affiliates or their respective employees, directors or business relations. The Company shall not at any time during or after the Term, make any public statement such as a press release which Disparages Executive. Nothing in this provision shall be construed to prohibit either party from (i) correcting any misstatement of fact by any person or (ii) testifying truthfully in any legal or administrative proceeding or investigation, but each party shall inform the other party as soon as reasonably practicable before delivering any such testimony. “Disparage” means to defame or otherwise damage or assail the reputation, integrity or professionalism of the subject of the communication; and

(f) agrees that if Executive violates any of the provisions of this Section 6, the Company would sustain irreparable harm and, therefore, the Company shall be entitled to obtain from any court of competent jurisdiction, without posting any bond or other security, temporary, preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies in law or equity to which the Company may be entitled. Moreover, if any provision or clause of this Section 6, or portion thereof, shall be held by a court of competent jurisdiction to be illegal, void, unreasonable or unenforceable, the remainder of such provisions shall not thereby be affected and shall be given full force and effect, without regard to the invalid portion. It is the intention of the parties that, if a court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void, unreasonable or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall modify the duration, area, or matter of such provision and, in its modified form, such provision shall then be enforceable and shall be enforced to the fullest extent of law.

7. Miscellaneous.

(a) Integrated Agreement. Except as otherwise provided in this Section 7, this Agreement (including the Exhibits attached hereto), embodies the complete understanding and agreement of the parties hereto relating to Executive’s employment, and this Agreement shall, except as specifically provided herein, supersede the Original Agreement which shall be of no further force and effect as of the Effective Date. In furtherance thereof, Executive acknowledges and agrees not to exercise any right to terminate his employment for “Good Reason” under the Original Agreement in connection with the anticipated change in his position with the Company upon the Effective Date as provided under this Agreement, and all prior notices with respect thereto are hereby revoked. This Agreement may not be amended or terminated orally, but only by a writing executed by the parties hereto.

(b) Severability; Effect of Certain Securities Laws and Other Restrictions. If any term of this Agreement is rendered, declared or held to be invalid or unenforceable by any judicial, legislative or administrative action, the remaining provisions hereof shall remain in full force and effect, shall in no way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law and equity. In addition, notwithstanding anything set forth in this Agreement to the contrary, in the event and to the extent that any term of this Agreement (or benefit provided hereunder) is or becomes prohibited by applicable securities laws (and any rules or regulations promulgated thereunder) or rules or regulations of any exchange on which stock of the Company is traded, such term or benefit shall be suspended unless and until such term or benefit ceases to be prohibited by such laws, rules or regulations, and Executive hereby acknowledges and agrees that any such suspension will not constitute a breach of this Agreement by the Company.

(c) Notices. Any notices given pursuant to this Agreement shall be sent by certified mail or a nationally recognized courier service, with proof of delivery, to the addresses set forth below (or, in the event of an address change by either party, to the then-current address of the party, as specified in any written change-of-address notice properly furnished under this Section 7(c)).

If to the Company, then to:

Willis Group Holdings Public Limited Company

200 Liberty Street

New York, NY 10281

Attention: General Counsel

With a copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Michael Aiello

If to Executive:

To Executive’s most recent address set forth in the

personnel records of the Company

With a copy to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022

Attention: Kenneth J. Laverriere

(d) Governing Law; Remedies. The substantive laws of the state of New York applicable to contracts executed and performed entirely in such state shall govern this Agreement. Executive acknowledges that there is no adequate remedy at law for any breach of the provisions of Section 6 of this Agreement and that, in addition to any other remedies to which it may otherwise be entitled as a matter of law, the Company shall be entitled to injunctive relief in the event of any such breach.

(e) Waiver. The waiver by any party of any breach of this Agreement shall not operate or be construed as a waiver of that party’s rights upon any subsequent or different breach.

(f) Successors and Assigns; Third-Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon and enforceable against the heirs, legal representatives and assigns of Executive and the successors and permitted assigns of the Company. Any amounts due to Executive as of his death shall be paid to his designated beneficiary, or if none, his estate. The Company and its direct and indirect subsidiaries are intended third-party beneficiaries of all promises and covenants made by Executive herein in favor of the Company in Section 6 hereof. As such, insofar as they are affected by any breach of this Agreement by Executive of Section 6, the Company and its direct and indirect subsidiaries may enforce Executive’s covenants and promises herein to the same extent that the Company has a right to do so; provided, that, in enforcing such covenants and promises, the Company and its direct and indirect subsidiaries shall be bound by the terms of this Agreement (including but not limited to Section 7(i) below) and any prior determinations or judgments regarding this Agreement to the same extent as the Company. The rights and obligations of the Company may not be assigned to any person without Executive’s prior written consent. Further, any action by the Company in accordance with Section 2 to have a subsidiary satisfy some or all of the Company’s payment or benefit obligations to Executive hereunder shall not relieve the Company of its obligation to pay such amounts or provide such benefits to Executive until such time as each such obligation has been satisfied in full. For purposes of this Agreement, a “successor” of the Company shall mean an entity that succeeds to all or substantially all of the business or assets of the Company.

(g) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(h) Legal Fees. The Company shall promptly pay Executive’s reasonable legal, tax and financial advisory fees incurred in connection with entering into this Agreement and, further, shall pay Executive’s legal fees and expenses incurred in enforcing any of his rights or entitlements under this Agreement should he be the prevailing party in a dispute.

(i) Arbitration. Any dispute hereunder or with regard to any document or agreement referred to herein, other than injunctive relief under Section 7(d) hereof, shall be resolved by arbitration administered by JAMS in New York City, New York, before a single arbitrator. The arbitrator shall be selected by mutual agreement of the parties. In the event that the parties cannot agree on the selection of an arbitrator within 30 days of either party providing written notice to the other party invoking the provisions of this Section 7(i), the arbitrators shall consist of a panel of three (3) arbitrators which shall consist of one (1) arbitrator selected by Executive, one arbitrator selected by the Company and a third arbitrator selected by the two (2) arbitrators so selected by Executive and the Company. The determination of the arbitrator or arbitrators, as applicable, shall be final and binding on the parties hereto and may be entered in any court of competent jurisdiction. The Company shall pay the arbitrators’ fees and arbitration expenses and any other administrative costs of any arbitration hearing administered before a single arbitrator and the parties shall each pay half of the arbitrators’ fees and arbitration expenses and any other administrative costs of any arbitration hearing administered before multiple arbitrators. Each party shall bear its own legal expenses in connection with any claims relating to this Agreement, except the Company will pay all of Executive’s reasonable legal fees and expenses and, if applicable, Executive’s share of arbitration costs, with respect to any particular claim on which Executive prevails; provided, however, that if there are multiple claims and Executive prevails on at least half of such claims, the Company shall pay all of Executive’s reasonable legal fees and expenses and all of the costs of such arbitration. For purposes of the previous sentence, the number of claims and the party prevailing on a claim shall be determined by the arbitrator(s).

(j) Jurisdiction. The Company and Executive hereby consent to the jurisdiction of the federal and state courts in the State of New York, irrevocably waive any objection it or he may now or hereafter have to laying of the venue of any suit, action, or proceeding in connection with this Agreement in any such court, agree that service upon it shall be sufficient if made by registered mail, and agree not to assert the defense of forum nonconveniens.

(k) Tax Withholding. Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes or contributions (including UK National Insurance contributions) as may be required to be withheld pursuant to any applicable law or regulation.

(l) Section 409A.

(i) Compliance. The intent of the parties is that payments and benefits under this Agreement are either exempt from or comply with Section 409A of the Internal Revenue Code (“Section 409A”) and, accordingly, to the maximum extent permitted, the Agreement shall be interpreted to that end; provided, that no such interpretation shall be used to diminish Executive’s rights and entitlements hereunder. In no event shall the Company or its affiliates be liable for any tax, interest or penalties that may be imposed on Executive by Section 409A or any damages for failing to comply with Section 409A except where such tax, interest or penalty results from a violation or breach by the Company or its affiliates of the terms of this Agreement.

(ii) Six-Month Delay for Specified Employees. If any payment, compensation or other benefit provided to Executive in connection with his employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Executive is a “specified employee” as defined in Section 409A, no part of such payments shall be paid before the day that is six (6) months plus one (1) day after Executive’s date of termination or, if earlier, Executive’s death (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to Executive during the period between the date of termination and the New Payment Date shall be paid to Executive (together with interest at the short-term applicable U.S. federal rate in effect for the month prior to the month in which the employment termination occurs) in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

(iii) Termination as a Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment until such termination is also a “separation from service” within the meaning of Section 409A and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service.

(iv) Payments for Reimbursements and In-Kind Benefits. All reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

(v) Payments within Specified Number of Days. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(vi) Installments as Separate Payment. If under this Agreement, an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

[Signatures on next page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY

By:	/s/ Matthew Furman
Name:	Matthew Furman
Title:	EVP & Group General Counsel

EXECUTIVE

/s/ Dominic Casserley
Dominic Casserley

Exhibit A

RELEASE AGREEMENT

This RELEASE AGREEMENT (this “Agreement”) made this                     (the “Effective Date”), between Willis Group Holdings Public Limited Company (including its successors and assigns, the “Company”), and Dominic Casserley (“Executive”).

1. Release.

a. In consideration of the payments and benefits to be provided by the Company pursuant to the Employment Agreement dated as of June 29, 2015 by and between the Company and Executive (the “Employment Agreement”), Executive waives any claims he may have for employment by the Company and agrees not to seek such employment or reemployment by the Company in the future. Further, in consideration of the payments and benefits to be provided by the Company pursuant to the Employment Agreement, Executive, on behalf of himself and his heirs, executors, devisees, successors and assigns, knowingly and voluntarily releases, remises, and forever discharges the Company and its parents, subsidiaries or affiliates, together with each of their current and former principals, officers, directors, shareholders, agents, representatives and employees, and each of their heirs, executors, successors and assigns (collectively, the “Releasees”), from any and all debts, demands, actions, causes of action, accounts, covenants, contracts, agreements, claims, damages, omissions, promises, and any and all claims and liabilities whatsoever, of every name and nature, known or unknown, suspected or unsuspected, both in law and equity (“Claims”), which Executive ever had, now has, or may hereafter claim to have against the Releasees by reason of any matter or cause whatsoever arising from the beginning of time to the time he signs this Agreement (the “General Release”). This General Release of Claims shall apply to any Claim of any type, including, without limitation, any and all Claims of any type that Executive may have arising under the common law, under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Older Workers Benefit Protection Act, the Americans With Disabilities Act of 1967, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, and the Sarbanes-Oxley Act of 2002, each as amended, and any other federal, state, local or foreign statutes, regulations, ordinances or common law, or under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between any of the Releasees and Executive, and shall further apply, without limitation, to any and all Claims in connection with, related to or arising out of Executive’s employment relationship, or the termination of his employment, with the Company.

b. For the purpose of implementing a full and complete release, Executive understands and agrees that this Agreement is intended to include all claims, if any, which Executive or his heirs, executors, devisees, successors and assigns may have and which Executive does not now know or suspect to exist in his favor against the Releasees, from the beginning of time until the time he signs this Agreement, and this Agreement extinguishes those claims.

c. In consideration of the promises of the Company set forth in the Employment Agreement, Executive hereby releases and discharges the Releasees from any and all Claims that Executive may have against the Releasees arising under the Age Discrimination Employment

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Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). Executive acknowledges that he understands that the ADEA is a federal statute that prohibits discrimination on the basis of age in employment, benefits and benefit plans. Executive also understands that, by signing this Agreement, he is waiving all Claims against any and all of the Releasees.

d. This General Release shall not apply to (i) any obligation of the Company pursuant to the Employment Agreement, (ii) obligations of the Company to indemnify and defend Executive, to the fullest extent permitted by applicable law and by its or their Articles of Association and/or Incorporation and by-laws or the applicable equivalent governing documents with respect to any and all claims which arise from or relate to Executive’s duties as an officer, member of the Board (and any other board of directors (or equivalent governing entity) of any of their affiliates), employee of the Company, and duties performed in connection with the offices of the Company and its subsidiaries held by Executive, or as a fiduciary of any employee benefit plan or a similar capacity with any other entity for which Executive is performing services at the Company’s request, including, without limitation, any rights to continuing directors’ and officers’ liability insurance to the same extent as the Company covers its other officers and directors, (iii) any benefit to which Executive is entitled under any tax qualified pension plan of the Company or its affiliates, COBRA continuation coverage benefits, vested benefits under other benefit plans of the Company or its affiliates or any other welfare benefits required to be provided by statute and (iv) any claim related to acts, omissions or events occurring after the date of this Agreement is signed by Executive.

Capitalized words not otherwise defined herein have the meanings assigned thereto in the Employment Agreement.

2. Consultation with Attorney; Voluntary Agreement. The Company advises Executive to consult with an attorney of his choosing prior to signing this Agreement. Executive understands and agrees that he has the right and has been given the opportunity to review this Agreement and, specifically, the General Release in Section 1 above, with an attorney. Executive also understands and agrees that he is under no obligation to consent to the General Release set forth in Section 1 above. Executive acknowledges and agrees that the payments to be made to Executive pursuant to the Employment Agreement are sufficient consideration to require him to abide with his obligations under this Agreement, including but not limited to the General Release set forth in Section 1. Executive represents that he has read this Agreement, including the General Release set forth in Section 1, and understands its terms and that he enters into this Agreement freely, voluntarily, and without coercion.

3. Effective Date; Revocation. Executive acknowledges and represents that he has been given at least twenty-one (21) days during which to review and consider the provisions of this Agreement and, specifically, the General Release set forth in Section 1 above. Executive further acknowledges and represents that he has been advised by the Company that he has the right to revoke this Agreement for a period of seven (7) days after signing it. Executive acknowledges and agrees that, if he wishes to revoke this Agreement, he must do so in a writing, signed by him and received by the Company no later than 5:00 p.m. Eastern Time on the seventh (7th) day of the revocation period. If no such revocation occurs, the General Release and this Agreement shall become effective on the eighth (8th) day following his execution of this Agreement.

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4. Severability. In the event that any one or more of the provisions of this Agreement are held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby.

5. Waiver. No waiver by either party of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any other provision or condition at the time or at any prior or subsequent time.

6. Governing Law. The substantive laws of the state of New York applicable to contracts executed and performed entirely in such state shall govern this Agreement, without giving effect to its conflicts of law principles.

7. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY

By:
Name:
Title:

EXECUTIVE

Dominic Casserley

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